N-SAR Question 77K: Change in Independent Registered Public Account Firm

On May 21, 2012, Deloitte & Touche LLP (“D&T”) resigned in the ordinary course as the independent registered public accounting firm for The Pacific Corporate Group Private Equity Fund (the “Fund”).  The opinions of D&T on the Fund’s financial statements for the fiscal years ended March 31, 2010 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s fiscal years ended March 31, 2010 and 2011 and through May 21, 2012, there were no disagreements between the Fund and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of D&T, would have cause D&T to make reference thereto in its report, nor were there any “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Fund provided D&T with a copy of these disclosures and requested D&T to furnish the Fund with a letter addressed to the Securities and Exhange Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree.  A copy of such letter, dated June 6, 2012, is filed as an exhibit to this Form N-SAR.

On April 19, 2012 and May 17, 2012, the Audit Committee of the Board of Trustees and the Board of Trustees of the Fund appointed TravisWolff LLP (“TravisWolff”) to replace D&T as the independent registered public accounting firm for the Fund for the fiscal year ended March 31, 2012.  For the fiscal years ended March 31, 2010 and 2011, and through April 19, 2012, the Fund did not consult with TravisWolff on any matter which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or the subject of a disagreement a reportable event.

The Fund also provided TravisWolff with a copy of these disclosures and gave  TravisWolff the opportunity to provide a letter addressed to the Securities and Exhange Commission in the event it did not agree with any of the disclosures contained herein.  TravisWolff has not provided such a letter.